ARTICLES OF AMENDMENT TO

THE RESTATED ARTICLES OF INCORPORATION

OF

HILLS BANCORPORATION

(Business No. 65421)

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of §1006 of Iowa Business Corporation Act, Chapter 490, Code of Iowa, the undersigned corporation, organized and existing under the laws of the State of Iowa, adopts the following Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is HILLS BANCORPORATION.

SECOND: The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the corporation:

Article III, Section 1 of the Articles of Incorporation is hereby amended, to become effective June 1, 2026, in its entirety to read as follows:

> **"ARTICLE III**
> **Section 1.** The aggregate number of shares of stock which the corporation is authorized to issue is Forty Million (40,000,000), all of which is common stock without par value."

THIRD: The amendment effects a 2 for 1 stock split of the corporation's common stock. Each issued and unissued authorized share of common stock is hereby changed into two (2) shares of common stock. Each shareholder of record as of the close of business on June 1, 2026 shall receive one (1) additional share of common stock for each share of common stock held by such shareholder as of such date.

FOURTH: This amendment was duly adopted by the Board of Directors of the corporation on April 14, 2026, without shareholder approval, pursuant to Section 490.1005(4)(a) of the Iowa Business Corporation Act, which authorizes the Board of Directors, without shareholder approval, to amend the articles of incorporation of a corporation with only one class of shares outstanding to change each issued and unissued authorized share of that class into a greater number of whole shares.

{Certification and Signatures on Following Page}

CERTIFICATION

This Amendment to the Articles of Incorporation has been duly adopted as required by Chapter 490 of the Code of Iowa, and in accordance with the corporation's Articles of Incorporation.

Dated April 21st, 2026

HILLS BANCORPORATION

By: Lisa A. Shileny
Lisa A. Shileny, President

By: Kenza B. Nelson
Kenza B. Nelson, Secretary

STATE OF IOWA)
): ss
COUNTY OF JOHNSON)

We, Lisa A. Shileny and Kenza B. Nelson, being first duly sworn on oath, depose and state that we are the President and Secretary, respectively, of HILLS BANCORPORATION, and that we executed the foregoing instrument as President and Secretary, respectively, of the corporation and that the statements contained therein are true and correct.

Lisa A. Shileny
Lisa A. Shileny

Kenza B. Nelson
Kenza B. Nelson

Subscribed and sworn to before me this 21 day of April, 2026.

NOTARIAL SEAL IOWA
Kelsey Redlinger
Commission Number 736497
My Commission Expires
9/7/2026

Notary Public in and for
the State of Iowa